Execution Copy

                              ASSIGNMENT AGREEMENT

     THIS ASSIGNMENT AGREEMENT (this "Agreement") is made as of November 6, 2001, by and between Sun Northland, LLC, a Delaware limited liability company (the "Assignor") and Northland Cranberries, Inc., a Wisconsin corporation (the "Assignee"). Unless otherwise defined herein or the context otherwise requires, terms used herein shall have the meanings provided in the Stock Purchase Agreement, dated as of November 6, 2001, by and among Assignor and Assignee.

     WHEREAS, Assignor has entered into an Assignment, Assumption and Release Agreement, dated as of November 6, 2001, with LaSalle Bank National Association, St. Francis Bank, F.S.B., ARK CLO 2000-1, Limited, and U.S. Bank National Association (the "Assigned Agreement"), pursuant to which Assignor has certain rights and obligations as set forth therein.

     WHEREAS, Assignor wishes to assign all of its rights and obligations in, to and under the Assigned Agreement to Assignee, and Assignee wishes to be assigned all of Assignor's rights and obligations in, to and under the Assigned Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

     1. Assignment. Assignor hereby transfers and assigns, and Assignee hereby accepts the transfer and assignment of, all of Assignor's rights and obligations pursuant to the Assigned Agreement as Assignee would have had if Assignee had been an original party to the Assigned Agreement. Assignee agrees to be subject to all of the rights and obligations and be bound by all of the terms and conditions set forth in the Assigned Agreement as if Assignee were originally a party thereto.

     2. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     3. Indemnification. Assignee agrees to indemnify and hold harmless Assignor against any and all liabilities incurred by Assignor to any third party arising out of or resulting from the Assigned Agreement or this Agreement.

     4. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.


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     5.   Counterparts. This Agreement may be executed in two or more separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

     6. Choice of Law. This agreement and the rights and obligations of the parties hereunder shall be governed and interpreted, construed and enforced in accordance with the laws of the State of Delaware, without regard to conflict of laws.

     7. Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of each of the parties hereto.


                                    * * * * *



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     IN WITNESS WHEREOF, the parties hereto have executed this Assignment
Agreement on the date first written above.


Assignor:                                   SUN NORTHLAND, LLC


                                            By: /s/ M. Steven Liff
                                                --------------------------------
                                                Name:  M. Steven Liff
                                                Title: Vice President



Assignee:                                   NORTHLAND CRANBERRIES, INC.


                                            By: /s/
                                                --------------------------------
                                            Its:
                                                --------------------------------




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